EXHIBIT 99.2

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE ANNOUNCES AGREEMENT

TO ACQUIRE ASSENT CONSULTING

BOCA RATON, Fla. – July 13, 2007 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that its ClinForce subsidiary has entered into a definitive agreement to acquire all of the shares of privately-held Assent Consulting for $19.6 million in cash, plus an earn-out provision up to a maximum of $4.9 million based on 2007 and 2008 performance criteria.  This transaction is subject to the finalization of due diligence and certain closing conditions.  The Company anticipates closing this transaction within the next 30 days.  Cross Country Healthcare will finance this transaction using its revolving credit facility.  The Company expects this acquisition to be modestly accretive to its 2007 earnings.

Headquartered in Cupertino, California, Assent Consulting primarily provides highly qualified clinical research, biostatistics and drug safety professionals nationwide to companies in the pharmaceutical and biotechnology industries.  In 2006, Assent Consulting had revenue of $13.2 million and adjusted EBITDA of $2.6 million.

“We believe this acquisition will expand our domestic geographic coverage to the West Coast and substantially enhance our capabilities to provide clinical research services to the biotechnology market,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc.  “Upon the close of this transaction, we estimate our annual pro forma revenue in 2007 from our clinical research services to be approximately $100 million.  This sector of the healthcare staffing market remains highly fragmented and we expect to continue seeking additional acquisition opportunities to complement our organic growth,” added Mr. Boshart.

"ClinForce is an outstanding organization with expansive vision, resources and strong market leadership, positioned to further assist us with our rapid growth at Assent Consulting.  Once joined, we believe, service to our employees, clients and consultants will benefit greatly, while further capitalizing on the expanding global clinical research market.  Our business strategy and corporate culture align precisely, thus making the union with ClinForce a positive and exciting opportunity," said David Hnatek and Robert Adzich, co-founders and Managing Directors of Assent Consulting.

Fairmount Partners, an investment banking firm specializing in the pharmaceutical services industry, advised the owners of Assent Consulting in the transaction.  Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation and amortization as adjusted for certain non-recurring expense items.

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States.  The Company has a national client base of over 4,000 hospitals, pharmaceutical companies and other healthcare providers.  Copies of this and other news releases as well as additional information about Cross Country can be obtained online at www.crosscountryhealthcare.com.  Shareholders and prospective investors can also register at the corporate website to automatically receive the Company’s press releases by e-mail.

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This press release contains forward-looking statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", “suggests” and similar expressions are forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.  These factors include: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term apartment leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including from time to time entering into Letters of Intent which may or may not result in the completion of an acquisition, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2006 as well as in our Quarterly Report on Form 10-Q for the period ended March 31, 2007.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Phone: 877.686.9779

Email: hgoldman@crosscountry.com